EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-64462) pertaining to the 401(k) Plan of Certegy Inc. of our report dated June 6, 2005, with respect to the statement of net assets available for benefits of the Certegy Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
June 26, 2006